EXHIBIT 99.1

Contact:	William Kline Chief Financial Officer Nicholas Burke Vice President, Financial Operations (954) 835-1500	Lytham Partners, LLC Joe Diaz Joe Dorame Robert Blum (602) 889-9700
Bioheart Founder, Howard J. Leonhardt,
Becomes Chairman of the Board of Directors
Will Continue as Chief Technology Officer
March 17, 2008 — SUNRISE, FL. — Bioheart, Inc. (Nasdaq:BHRT), a biotechnology company that is seeking to develop autologous (patient-derived) cell therapies and devices for the treatment of chronic and acute heart damage, today announced that company founder Howard J. Leonhardt will, effective immediately, transition from Executive Chairman and become Chairman of the Board of Directors. Mr. Leonhardt also serves as the company’s Chief Technology Officer and he will continue in that role.
“I am pleased to transition the full operational responsibility of the company to Bill Pinon and the capable team that he has assembled,” commented Mr. Leonhardt. “Now that we are a publicly traded company, I look forward to focusing more on Bioheart’s strategic vision, strategic technology plan and the discovery and development of new technologies for the treatment of chronic and acute heart damage.”
Mr. Leonhardt has been credited with identifying and commencing Bioheart’s development efforts with respect to a portfolio of product candidates for the treatment of heart damage, including MyoCell® Therapy, MyoCath® Needle Injection Catheter, Bioheart Acute Cell Therapy and MyoCell II with SDF-1™.
“It is with a great sense of honor, and responsibility, that I and my colleagues on the management team assume the reins from Howard in taking this company to the next level of its development,” commented William M. Pinon, president and chief executive officer of Bioheart. “I look forward to working with Howard in executing the strategic vision that we have for the company. More importantly, we very much look forward to his efforts in the advancement of the science that we believe will assist our efforts to commercialize our product candidates.”
-more-

13794 NW 4th Street, Suite 212 • Sunrise, Florida 33325
Phone: 954.835.1500 • Fax: 954.845.9976
www.bioheartinc.com

Page 2: Bioheart Founder, Howard J. Leonhardt, Becomes Chairman of the Board of Directors
About MyoCell®
Bioheart’s lead product candidate, MyoCell, is an innovative clinical cell therapy designed to populate regions of scar tissue within a patient’s heart with living muscle tissue for the purpose of improving cardiac function in chronic heart failure patients. MyoCell uses adult stem cells that are precursors to muscle cells, or myoblasts, which are derived from the patient’s own body. When injected into scar tissue within the heart wall, myoblasts have shown to be capable of engrafting in the damaged tissue and differentiating into mature muscle cells. The core technology used in MyoCell has been the subject of human clinical trials conducted over the last seven years and animal studies conducted over the last twenty years. Our most recent clinical trials of MyoCell include the SEISMIC Trial, a 40-patient Phase II clinical trial in various countries in Europe and the MYOHEART Trial, a completed 20-patient Phase I dose escalation trial in the United States. Final results of the MYOHEART Trial were announced in January 2008. The FDA recently cleared us to proceed with a multicenter Phase II/III trial for MyoCell in the United States, named the MARVEL Trial, which will enroll up to 330 patients.
About Bioheart, Inc.
Bioheart, Inc. is a biotechnology company focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. Its lead product candidate, MyoCell, is an innovative clinical cell therapy designed to populate regions of scar tissue within a patient’s heart with autologous muscle cells, or cells from the patient’s body, for the purpose of improving cardiac function in chronic heart failure patients. The company’s pipeline includes multiple product candidates for the treatment of heart damage, including Bioheart Acute Cell Therapy, an autologous, adipose cell treatment for acute heart damage, and MyoCell II with SDF-1™, a therapy utilizing autologous cells genetically modified to express additional growth factors. The company holds rights to more than 100 related patents and patents pending.
MyoCell and MyoCell II with SDF-1 are registered trademarks of Bioheart, Inc.
-more-

Page 3: Bioheart Founder, Howard J. Leonhardt, Becomes Chairman of the Board of Directors
Forward Looking Statements:
Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.
Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to secure additional financing; (ii) the timely success and completion of our clinical trials; (iii) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (iv) regulatory approval of our product candidates; (v) our dependence on the success of our lead product candidate; (vi) our inability to predict the extent of our future losses or if or when we will become profitable; (vii) our ability to protect our intellectual property rights; (viii) our inability to predict the extent of our future losses or if or when we will become profitable; and (viii) intense competition . The company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including Post-Effective Amendment No. 5 to its Registration Statement on Form S-1 (Registration No. 333-140672) filed on February 13, 2008.
###